EXHIBIT 99.01

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

AllianceBernstein Announces May 31, 2014 Assets Under Management

New York, NY, June 11, 2014 – AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that preliminary assets under management increased to $466 billion during May 2014 from $457 billion at the end of April. The 2% increase was driven by market appreciation and firmwide net inflows. By channel, Institutional and Retail net flows were positive, while Private Client net flows were negative.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At May 31, 2014				At April 30,
					2014
			Private
Equity	Institutions	Retail	Client	Total	Total
Actively Managed	$30	$43	$38	$111	$108
Passive	21	28	1	50	49
Total Equity	51	71	39	161	157

Fixed Income
Taxable	147	63	10	220	215
Tax-Exempt	2	9	19	30	30
Passive	0	9	0	9	10
Total Fixed Income	149	81	29	259	255

Other(1)	33	7	6	46	45
Total	$233	$159	$74	$466	$457

	At April 30, 2014

Total	$228	$156	$73	$457

(1)	Includes multi-asset solutions and services, and certain alternative investments.

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2014, AllianceBernstein Holding L.P. owned approximately 35.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.6% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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